Exhibit (23)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-60725, 333-76422, 333-81371, 333-84160, 333-84556, and 333-90798), Registration Statements on Form S-4 (Nos. 333-69524 and 333-129940), and Registration Statements on Form S-8 (Nos. 33-26884, 33-57003, 33-65437, 333-15115, 333-15117, 333-66266, 333-67835, 333-86455, 333-90806, 333-101674, and 333-101975) of Compass Bancshares, Inc. of our report dated February 23, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting, which appear in this Form 10-K.
/s/PricewaterhouseCoopers LLP
Birmingham, Alabama
February 23, 2006